Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-145247
PROSPECTUS
PLANETOUT INC.
22,782,609 Shares of Common Stock
     This prospectus relates to the sale, transfer or other disposition of up to 22,782,609 shares of common stock of PlanetOut Inc., $0.001 par value per share, that some of our stockholders or their transferees may dispose of from time to time. The selling stockholders are those holders identified in the section entitled “Selling Stockholders” of this prospectus. The common stock being offered by this prospectus was previously issued to the selling stockholders in unregistered sales of the securities.
     Our common stock trades on the NASDAQ Global Market (“NASDAQ”) under the listing symbol “LGBT.” On August 16, 2007, the last reported sale price for our common stock on NASDAQ was $1.45 per share.
     The disposition of our common stock covered by this prospectus may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of the sale or at negotiated prices. We will not receive any proceeds from the disposition by the selling stockholders or their transferees of our common stock covered by this prospectus.
     The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of our common stock covered by this prospectus with the SEC.
     An investment in our common stock involves a high degree of risk. Before purchasing any common stock, you should consider carefully the risks described under “Risk Factors” beginning on page 3.
     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is August 17, 2007.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.
     We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUMMARY
     The following summary highlights selected information from this prospectus. It does not contain all the information that you should consider in making an investment decision and should be read together with the more detailed information appearing elsewhere in this prospectus, including the section entitled “Risk Factors,” as well as our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q incorporated by reference in this prospectus. Unless the context requires otherwise, references in this prospectus to “PlanetOut,” “we,” “our,” “us” and the “company” refer to PlanetOut Inc., a Delaware corporation, and its subsidiaries.
PlanetOut
     We are a leading global media and entertainment company serving the worldwide lesbian, gay, bisexual and transgender, or LGBT, community. We serve this audience through a wide variety of products and services including online and print media properties, a travel marketing business and other goods and services. As a result of the further integration of our acquisitions of LPI Media Inc. and related entities (“LPI”) and RSVP Productions, Inc. (“RSVP”), our executive management team and our financial and management reporting systems, we began to operate as three segments: Online; Publishing; and Travel and Events during the first quarter of fiscal 2007.
     Our Online segment consists of our LGBT-focused websites, most notably Gay.com, PlanetOut.com, Advocate.com and Out.com, which provide revenues from advertising services and subscription services. Our Online segment also includes our transaction-based websites, including Kleptomaniac.com and BuyGay.com, which generate revenue through sales of products and services of interest to the LGBT community, such as fashion, books, video and music products. Our Publishing segment includes the operations of our print media properties including the magazines The Advocate, Out, The Out Traveler and HIVPlus, among others. Our Publishing segment also generates revenue from newsstand sales of our various print properties and our book publishing business, Alyson. Our Travel and Events segment provides LGBT travel and events marketed through our RSVP brand, such as cruises.
     With the global reach of our brands, multiple media properties and marketing vehicles, we believe we provide advertisers with unparalleled access to the LGBT community. We generate revenue from multiple forms of online advertising including run-of-site advertising, advertising within specialized content channels and online-community areas, and member-targeted e-mails, as well as more traditional print and event advertising.
     Increasingly, we are offering multi-platform advertising opportunities through which advertisers can target the gay and lesbian market using a combination of vehicles such as the Internet, e-mail, print, and live events. We also offer advertisers data on consumer behavior and the effectiveness of their online advertising campaigns with us through user feedback and independent third-party analysis. Although most of our advertising revenue comes from Fortune 500 and other large national advertisers, we are also expanding our local directory, a service that allows smaller, local advertisers to reach the LGBT audience online.
     We believe our online user base includes the most extensive network of self-identified gay and lesbian people in the world. Users can access content on our flagship websites for free and without registration, thereby generating page views and potential advertising and transaction services revenue. Those users who wish to access our online member-to-member connection services must register by providing their name, e-mail address and other personal content. Registration on our flagship websites, Gay.com and PlanetOut.com, allows access to integrated services, including profile creation and search, basic chat and instant messaging.
     Members may also subscribe to our paid premium subscription service which enables them to access a number of special features that are not generally available under our free basic membership package, including advanced search, unlimited access to profiles and photographs, enhanced chat and premium content.

     With our November 2005 acquisition of substantially all of the assets of LPI, we expanded the number and scope of our subscription service offerings. In addition to premium subscriptions to our Gay.com and PlanetOut.com services, we offer our customers subscriptions to seven other online and offline products and services, as well as to various combined, or bundled, packages of these subscription services, including the leading LGBT-targeted magazines in the United States, Out and The Advocate. We believe Out magazine is the leading audited circulation magazine in the United States focused on the gay and lesbian community, while The Advocate, a pioneer in LGBT media since 1967, is the second largest. We believe these, and other properties acquired from LPI, allow us to better serve our business and consumer customers by expanding the platforms and content that we can provide them and to more cost-effectively promote our own products and services.
     With our acquisition of substantially all of the assets of RSVP in March 2006, we began to leverage our existing user base and multiple advertising vehicles into the gay and lesbian travel market by offering travel and event packages and promotions.
     Our executive offices are located at 1355 Sansome Street, San Francisco, California 94111 and our telephone number is (415) 834-6500. Our website address is www.planetoutinc.com. Our website, and the information contained on that site, or connected to that site, are not intended to be part of this prospectus.
The Offering

Common Stock covered hereby:	Up to 22,782,609 shares.

Selling stockholders	The holders identified in the section entitled “Selling Stockholders” included elsewhere in this prospectus, and their transferees.

Common stock outstanding as of July 16, 2007:	40,923,057 shares.

Use of proceeds:	We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby by the selling stockholders. See “Use of Proceeds.”

NASDAQ symbol:	LGBT

RISK FACTORS
     You should carefully consider the following risk factors before making an investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business, financial condition and results of operations. If any of the events described below actually occurs, our business, financial condition and results of operations could be materially adversely affected.
Risk Factors Relating to Our Business
We have a history of significant losses. If we do not regain and sustain profitability, our financial condition and stock price could suffer.
     We have experienced significant net losses and we expect to continue to incur losses in the future. As of June 30, 2007, our accumulated deficit was approximately $76.2 million. Although we had positive net income in the year ended December 31, 2005, we experienced a net loss of $3.7 million for the year ended December 31, 2006 and a net loss of $37.9 million for the six months ended June 30, 2007, and we may not be able to regain or sustain profitability in the near future, causing our financial condition to suffer and our stock price to decline.
If we are unable to generate revenue from advertising or if we were to lose our existing advertisers, our business will suffer.
     Our advertising revenue is dependent on the budgeting, buying patterns and expenditures of advertisers which in turn are affected by a number of factors beyond our control such as general economic conditions, changes in consumer habits and changes in the retail sales environment. A decline or delay in advertising expenditures caused by such factors could reduce or hurt our ability to increase our revenue. Advertising expenditures by companies in certain sectors of the economy, such as the healthcare and pharmaceutical industry, currently represent a significant portion of our advertising revenue. Any political, economic, social or technological change resulting in a significant reduction in the advertising spending of this sector or other sectors could adversely affect our advertising revenue or our ability to increase such revenue.
     Our advertising revenue is also dependent on the collective experience of our sales force and on our ability to recruit, hire, train, retain and manage our sales force. If we are unable to recruit for or retain our sales force, we may be unable to meet the demands of our current advertisers or attract new advertisers and our advertising revenue could decrease.
     Additionally, advertisers and advertising agencies may not perceive the LGBT market that we serve to be a broad enough or profitable enough market for their advertising budgets, or may prefer to direct their online and print advertising expenditures to larger, higher-traffic websites and higher circulation publications that focus on broader markets. If we are unable to attract new advertisers or if our advertising campaigns are unsuccessful with the LGBT community, our revenue will decrease and operating results will suffer.
     In our advertising business, we compete with a broad variety of online and print content providers, including large media companies such as Yahoo!, MSN, Time Warner, Viacom and News Corporation, as well as a number of smaller companies focused on the LGBT community. If we are unable to successfully compete with current and new competitors, we may not be able to achieve or maintain market share, increase our revenue or achieve and maintain profitability.

     Our ability to fulfill the demands of our online advertisers is dependent on the number of page views generated by our visitors, members and subscribers. If we are not able to attract new visitors, members or subscribers or to retain our current visitors, members and subscribers, our page views may decrease. If our page views decrease, we may be unable to timely meet the demands of our current online advertisers and our advertising revenue could decrease.
     If our advertisers perceive the advertising campaigns we run for them to be unsuccessful or if they do not renew their contracts with us, our revenue will decrease and operating results will suffer.
Our success depends, in part, upon the growth of Internet advertising and upon our ability to accurately predict the cost of customized campaigns.
     Online advertising represents a significant portion of our advertising revenue. We compete with traditional media including television, radio and print, in addition to high-traffic websites, such as those operated by Yahoo!, Google, AOL and MSN, for a share of advertisers’ total online advertising expenditures. We face the risk that advertisers might find the Internet to be less effective than traditional media in promoting their products or services, and as a result they may reduce or eliminate their expenditures on Internet advertising. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and historically have not devoted a significant portion of their advertising expenditures to Internet advertising. Additionally, filter software programs that limit or prevent advertisements from being displayed on or delivered to a user’s computer are becoming increasingly available. If this type of software becomes widely accepted, it would negatively affect Internet advertising. Our business could be harmed if the market for Internet advertising does not grow.
     Currently, we offer advertisers a number of alternatives to advertise their products or services on our websites, in our publications and to our members, including banner advertisements, rich media advertisements, traditional print advertising, email campaigns, text links and sponsorships of our channels, topic sections, directories, sweepstakes, awards and other online databases and content. Frequently, advertisers request advertising campaigns consisting of a combination of these offerings, including some that may require custom development. If we are unable to accurately predict the cost of developing these custom campaigns for our advertisers, our expenses will increase and our margins will be reduced.
If our efforts to attract and retain subscribers are not successful, our revenue will decrease.
     Because a significant portion of our revenue is derived from our subscription services, we must continue to attract and retain subscribers. Many of our new subscribers originate from word-of-mouth referrals from existing subscribers within the LGBT community. If our subscribers do not perceive our service offerings or publications to be of high quality or sufficient breadth, if we introduce new services or publications that are not favorably received or if we fail to introduce compelling new content or features or enhance our existing offerings, we may not be able to attract new subscribers or retain our current subscribers. In the year ended December 31, 2006, and in the six months ended June 30, 2007, total subscription cancellations exceeded the number of new subscriptions, resulting in a decrease in total online subscribers, or members with a paid subscription plan.
     Our current online content, shopping and personals platforms may not allow us to maximize potential cross-platform synergies and may not provide the most effective platform from which to launch new or improve current services for our members or market to them. If there is a further delay in our plan to improve and consolidate these platforms, and this delay continues to prevent or delay the development or integration of new features or enhancements to existing features, our online subscriber growth could continue to slow and decline. As a result, our revenue would decrease. Our base of likely potential subscribers is also limited to members of the LGBT community, who collectively comprise a small portion of the general adult population.

     While seeking to add new subscribers, we must also minimize the loss of existing subscribers. We lose our existing subscribers primarily as a result of cancellations and credit card failures due to expirations or exceeded credit limits. Subscribers cancel their subscription to our services for many reasons, including a perception, among some subscribers, that they do not use the service sufficiently, that the service or publication is a poor value or that customer service issues are not satisfactorily resolved. We also believe that online customer satisfaction has suffered as a result of the presence in the chat rooms of our websites of adbots, which are software programs that create a member registration profile, enter a chat room and display third-party advertisements. Online members may decline to subscribe or existing online subscribers may cancel their subscriptions if our websites experience a disruption or degradation of services, including slow response times or excessive down time due to scheduled or unscheduled hardware or software maintenance or denial of service attacks. We must continually add new subscribers both to replace subscribers who cancel or whose subscriptions are not renewed due to credit card failures and to continue to grow our business beyond our current subscriber base. If excessive numbers of subscribers cancel their subscription, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to replace canceled subscribers with new subscribers, which will harm our financial condition.
If we are unable to successfully market our 2007 RSVP larger ship itineraries, our business will suffer.
     For a number of cruises we offer in 2007, we have chartered larger ships than those chartered by RSVP prior to our March 2006 acquisition of substantially all of RSVP’s assets. For example, the Caribbean Princess that we chartered for our February 2007 Caribbean cruise was the largest capacity ship ever chartered by RSVP. Because we failed to reach a specified level of cabin occupancy for the Caribbean cruise, we owed a penalty to the company from whom we chartered the ship. We also offered discounted prices on some of the cabins aboard the Caribbean Princess in order to increase occupancy and avoid a more substantial penalty. Both the penalty and the discounted prices caused our operating results to suffer.
     Similarly, the QM2, which we chartered for our May 2007 transatlantic cruise, although smaller in capacity than the Caribbean Princess, represented the largest leasing cost for any ship chartered by RSVP to date. As with the Caribbean Princess, we offered discounted cabins on the QM2 in order to meet a certain level of cabin occupancy. Despite the offer of discounted prices, we incurred a penalty from the company from whom we chartered the QM2, which adversely impacted our operating results.
     The ships we have chartered for our remaining 2007 large ship itineraries are smaller in capacity than either the Caribbean Princess or the QM2. If we are unable to successfully market the remaining 2007 large ship itineraries, we may again offer discounted prices in order to meet certain levels of cabin occupancy in order to avoid paying a penalty to the company from whom we chartered the ship. If we do offer discounted prices or incur a penalty for failing to meet certain levels of cabin occupancy on these remaining 2007 large ship itineraries, our operating results will suffer.
We expect our operating results to fluctuate, which may lead to volatility in our stock price.
     Our operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. As a result, we believe that period-over-period comparisons of our operating results are not necessarily meaningful and that you should not rely on the results of one period as an indication of our future or long-term performance. Our operating results in future quarters may be below the expectations of public market analysts and investors, which may result in a decline in our stock price. In particular, with the acquisition of RSVP in March 2006, our operating results could be impacted by the long lead times and significant operating leverage in the cruise industry, and may fluctuate significantly due to the timing and success of cruises we book.

Our limited operating history makes it difficult to evaluate our business.
     As a result of our recent growth and limited operating history, it is difficult to forecast our revenue, gross profit, operating expenses and other financial and operating data. Our inability, or the inability of the financial community at large, to accurately forecast our operating results could cause us to grow slower or our net profit to be smaller or our net loss larger than expected, which could cause a decline in our stock price.
If we fail to manage our growth, our business will suffer.
     We have significantly expanded our operations to address current and future growth in our customer base and market opportunities. Our expansion has placed, and is expected to continue to place, a significant strain on our technological infrastructure, management, operational and financial resources. If we continue to expand, we may expend cash and create additional expenses, including additional investment in our technological infrastructure, which might harm our financial condition or results of operations. If despite such additional investments our technological infrastructure is unable to keep pace with the demands of our online subscribers and members, members using our online services may experience degraded performance and our online subscriber growth could further slow or decrease and our revenue may decline.
Recent and potential future acquisitions and divestitures could result in operating difficulties and unanticipated liabilities.
     In November 2005, we significantly expanded our operations by acquiring substantially all of the assets of LPI. In March 2006, we acquired substantially all of the assets of RSVP. In June 2006, we largely completed the integration of the assets we acquired through the LPI and RSVP transactions by executing on a reorganization plan designed to better align our resources with our strategic business objectives that cut our global workforce by approximately 5%. In addition, as part of our July 2007 financing, we are contractually obligated to divest ourselves of our adult businesses by December 31, 2007. If we are unable to find a timely buyer on acceptable terms or on any terms at all, we would be in breach of our contractual obligations under the purchase agreement associated with the July 2007 financing.
     In order to address market opportunities and potential growth in our customer base, we may consider additional expansion in the future, including possible additional acquisitions of third-party assets, technologies or businesses. Any potential acquisitions may involve the issuance of shares of stock that dilute the interests of our other stockholders, or require us to expend cash, incur debt or assume contingent liabilities. We may also consider divestitures of businesses that we conclude are likely to impair our future results, or which we deem no longer appropriate for our future business plans. Our acquisitions of LPI and RSVP and other potential future acquisitions and divestitures may be associated with a number of risks, including:
•	potential goodwill write downs associated with acquisitions of businesses where the previously anticipated synergies of the combined entities had not been realized. For example, during the second quarter of fiscal 2007, we recorded an estimated impairment charge of $24.9 million due to lower than expected revenue related to our travel business as well as our advertising business;

•	the difficulty of integrating the acquired assets and personnel of the acquired businesses into our operations;

•	the potential absorption of significant management attention and significant financial resources for the ongoing development of our business;

•	the potential impairment of relationships with and difficulty in attracting and retaining employees of the acquired companies or our employees as a result of the integration of acquired businesses;

•	the difficulty of integrating the acquired company’s accounting, human resources and other administrative systems;

•	the potential impairment of relationships with subscribers, customers and partners of the acquired companies or our subscribers, customers and partners as a result of the integration of acquired businesses or the divestiture of our prior businesses;

•	the difficulty in attracting and retaining qualified management to lead the combined or retained businesses;

•	the potential difficulties associated with entering new lines of business with which we have little experience, such as some of the businesses we have acquired from LPI and RSVP;

•	the difficulty of complying with additional regulatory requirements that may become applicable to us as the result of an acquisition; and

•	the impact of known or unknown liabilities associated with the acquired businesses. For example, in our RSVP business, should some of the third parties with whom we contract in connection with arranging our travel itineraries fail to perform their obligations for any reason, as a third party Austrian riverboat tour operator with whom we contracted did in August 2006, we may be forced to cancel or reschedule planned trips, lose deposits we have made to vendors, refund customer deposits, reimburse other costs to our customers and lose customers for those and other travel itineraries as a result.
     If we are unable to successfully address these or other risks associated with our acquisitions of LPI and RSVP or potential future acquisitions and divestitures, we may be unable to realize the anticipated synergies and benefits of our acquisitions or replace the revenue from the divested businesses, which could adversely affect our financial condition and results of operations. In addition, the businesses we acquired from LPI and RSVP are in more mature markets than our online businesses. The value of these new businesses to us depends in part on our expectation that by cross-marketing their services to our existing user, member and subscriber bases and advertisers, we can increase revenues in the acquired businesses. If this cross-marketing is unsuccessful, or if revenue growth in our acquired businesses is slower than expected, our financial condition and results of operations would be harmed.
If we do not continue to attract and retain qualified personnel, our business may suffer.
     Our success depends on the collective experience of our senior executive team and board of directors and on our ability to recruit, hire, train, retain and manage other highly skilled employees and directors. Any disruptions from departures of our senior executives or key employees could harm our business and financial results or limit our ability to grow and expand our business. We cannot provide assurance that we will be able to attract and retain a sufficient number of qualified employees or that we will successfully train and manage the employees that we do hire.

We may need additional capital and may not be able to raise additional funds on favorable terms or at all, which could limit our ability to continue operations and dilute the ownership interests of existing stockholders.
     In July 2007, we completed a private placement financing, which resulted in significant dilution to our existing stockholders. We may need to raise additional capital to fund operating activities. In April 2006, we filed a shelf registration statement with the SEC for up to $75.0 million of common stock, preferred stock, debt securities and/or warrants to be sold from time to time at prices and on terms to be determined by market conditions at the time of offering. In addition, under the shelf registration statement some of our stockholders may sell up to 1.7 million shares of our common stock. However, we are not currently eligible to use the shelf registration statement for a primary offering of our securities due to lower than required market capitalization.
     We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock, and our stockholders will experience further dilution of their ownership interests.
Our core revenue-generating software applications are written on a technology platform that has become increasingly difficult to support. As we convert our applications onto more stable, supportable platforms—a process that requires time and financial investment—we face the risk of not being able to maintain or enhance the functionality of our websites. As a result we may lose market share and our revenue will decline.
     Significant portions of our revenue-generating websites are written in internally developed code that lacks sufficient explanatory documentation, and in some instances, is understood by only a limited number of our technology personnel. All of our current functionality can be converted onto a code base and platform that are generally recognized as industry standard. However, our efforts to execute this conversion are likely to require significant expenditures of personnel and financial resources over an extended period of time. Such an undertaking presents significant execution risks as we seek to maintain and enhance existing customer-facing functionality, while simultaneously building and supporting a new technological infrastructure. If we are unable to convert to a new technology platform or if we encounter technical difficulties during the conversion process, our websites may suffer downtime or may lack the functionality desired by our customers and subscribers. This in turn may result in the loss of those customers and subscribers, and a decline in our revenue.
Any significant disruption in service on our websites or in our computer and communications hardware and software systems could harm our business.
     Our ability to attract new visitors, members, subscribers, advertisers and other customers to our websites is critical to our success and largely depends upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our systems and operations are vulnerable to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, catastrophic events and errors in usage by our employees and customers, risks inherent in upgrades and transitions to new systems and network devices, or by the failure of our third party vendors to perform their obligations for any reason, any of which could lead to interruption in our service and operations, and loss, misuse or theft of data. Our websites could also be targeted by direct attacks intended to cause a disruption in service or to siphon off customers to other Internet services. Among other risks, our chat rooms may be vulnerable to infestation by software programs or scripts that we refer to as adbots. An adbot is a software program that creates a member registration profile, enters a chat room and displays third-party advertisements. Our members’ email accounts could be compromised by phishing or other means, and used to send spam email messages clogging our email servers and disrupting our members’ ability to send and receive email. Any successful attempt by hackers to disrupt our websites’ services or our internal systems could harm our business, be expensive to remedy and damage our reputation, resulting in a loss of visitors, members, subscribers, advertisers and other customers.

If we are unable to compete effectively, we may lose market share and our revenue may decline.
     Our markets are intensely competitive and subject to rapid change. Across all three of our service lines, we compete with traditional media companies focused on the general population and the LGBT community, including local newspapers, national and regional magazines, satellite radio, cable networks and network, cable and satellite television shows. In our advertising business, we compete with a broad variety of online and print content providers, including large media companies such as Yahoo!, MSN, Time Warner, Viacom and News Corporation, as well as a number of smaller companies focused specifically on the LGBT community. In our subscription business, our competitors include these companies as well as other companies that offer more targeted online service offerings, such as Match.com, Yahoo! Personals, and a number of other smaller online companies focused specifically on the LGBT community. More recently, we have faced competition from the growth of social networking sites, such as MySpace, that provide opportunity for online community for a wide variety of users, including the LGBT community. In our transaction business, we compete with traditional and online retailers. Most of these transaction service competitors target their products and services to the general audience while still serving the LGBT market. Other competitors, however, specialize in the LGBT market, particularly in the LGBT travel space. If we are unable to successfully compete with current and new competitors, we may not be able to achieve or maintain adequate market share, increase our revenue or regain and maintain profitability.
     We believe that the primary competitive factors affecting our business are quality of content and service, price, functionality, brand recognition, customer affinity and loyalty, ease of use, reliability and critical mass. Some of our current and many of our potential competitors have longer operating histories, larger customer bases and greater brand recognition in other business and Internet markets and significantly greater financial, marketing, technical and other resources than we do. Therefore, these competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies or may try to attract readers, users or traffic by offering services for free and devote substantially more resources to developing their services and systems than we can. Increased competition may result in reduced operating margins, loss of market share and reduced revenue. Our ability to continue to offer increasingly competitive functional capabilities on our websites will also depend upon our success in moving onto a more extensible core technology platform which will be costly and time-consuming.
If we are unable to protect our domain names, our reputation and brand could be harmed if third parties gain rights to, or use, these domain names in a manner that would confuse or impair our ability to attract and retain customers.
     We have registered various domain names relating to our brands, including Gay.com, PlanetOut.com, Kleptomaniac.com, BuyGay.com, Out.com, Advocate.com and RSVPVacations.com. If we fail to maintain these registrations, a third party may be able to gain rights to or cause us to stop using these domain names, which will make it more difficult for users to find our websites and our service. For example, the injunction issued in the DIALINK matter forced us to temporarily change our domain name in France during our appeal of that decision and may have temporarily made it more difficult for French users to find our French website. The acquisition and maintenance of domain names are generally regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may designate additional top-level domains, such as .eu or .mobi, in addition to currently available domains such as .biz, .net or .tv, for example, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names. If a third party acquires domain names similar to ours and engages in a business that may be harmful to our reputation or confusing to our subscribers and other customers, our revenue may decline, and we may incur additional expenses in maintaining our brand and defending our reputation. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

If we fail to adequately protect our trademarks and other proprietary rights, or if we get involved in intellectual property litigation, our revenue may decline and our expenses may increase.
     We rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, copyright and trade secret protection laws, to protect our proprietary rights. If the protection of our proprietary rights is inadequate to prevent use or appropriation by third parties, the value of our brands and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to subscribers and potential subscribers may become confused in the marketplace and our ability to attract subscribers and other customers may suffer, resulting in loss of revenue.
     The Internet content delivery market is characterized by frequent litigation regarding patent and other intellectual property rights. As a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of materials that we publish or distribute. For example, we have received, and may receive in the future, notices or offers from third parties claiming to have intellectual property rights in technologies that we use in our businesses and inviting us to license those rights. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity, and we may not prevail in any future litigation. We may also attract claims that our print and online media properties have violated the copyrights, rights of privacy, or other rights of others. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology or selling our products, any of which could seriously harm our business. An adverse determination could also result in the issuance of a cease and desist order, which may force us to discontinue operations through our website or websites. For example, the injunction issued in the DIALINK matter forced us to temporarily change our domain name in France during our appeal of that decision and may have temporarily made it more difficult for French users to find our French website. Intellectual property litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations.
Existing or future government regulation in the United States and other countries could limit our growth and result in loss of revenue.
     We are subject to federal, state, local and international laws, including laws affecting companies conducting business on the Internet, including user privacy laws, regulations prohibiting unfair and deceptive trade practices and laws addressing issues such as freedom of expression, pricing and access charges, quality of products and services, taxation, advertising, intellectual property rights, display and production of material intended for mature audiences and information security. In particular, we are currently required, or may in the future be required, to:
•	conduct background checks on our members prior to allowing them to interact with other members on our websites or, alternatively, provide notice on our websites that we have not conducted background checks on our members, which may result in our members canceling their membership or failing to subscribe or renew their subscription, resulting in reduced revenue;

•	provide advance notice of any changes to our privacy policies or to our policies on sharing non-public information with third parties, and if our members or subscribers disagree with these policies or changes, they may wish to cancel their membership or subscription, which will reduce our revenue;

•	with limited exceptions, give consumers the right to prevent sharing of their non-public personal information with unaffiliated third parties, and if a significant portion of our members choose to request that we don’t share their information, our advertising revenue that we receive from renting our mailing list to unaffiliated third parties may decline;

•	provide notice to residents in some states if their personal information was, or is reasonably believed to have been, obtained by an unauthorized person such as a computer hacker, which may result in our members or subscribers deciding to cancel their membership or subscription, reducing our membership base and subscription revenue;

•	comply with current or future anti-spam legislation by limiting or modifying some of our marketing and advertising efforts, such as email campaigns, which may result in a reduction in our advertising revenue; for instance, two states recently passed legislation creating a “do not contact” registry for minors that would make it a criminal violation to send an email message to an address on that state’s registry if the email message contained an advertisement for or even a link to a website that offered products or services that minors are prohibited from accessing;

•	comply with the European Union privacy directive and other international regulatory requirements by modifying the ways in which we collect and share our users’ personal information; if these modifications render our services less attractive to our members or subscribers, for example, by limiting the amount or type of personal information our members or subscribers could post to their profiles, they may cancel their memberships or subscriptions, resulting in reduced revenue;

•	qualify to do business in various states and countries, in addition to jurisdictions where we are currently qualified, because our websites are accessible over the Internet in multiple states and countries, which if we fail to so qualify, may prevent us from enforcing our contracts in these states or countries and may limit our ability to grow our business;

•	limit our domestic or international expansion because some jurisdictions may limit or prevent access to our services as a result of the availability of some content intended for mature viewing on some of our websites and through some of the businesses we acquired from LPI which may render our services less attractive to our members or subscribers and result in a decline in our revenue; and

•	limit or prevent access, from some jurisdictions, to some or all of the member-generated content available through our websites, which may render our services less attractive to our members or subscribers and result in a decline in our revenue. For example, in June 2005, the United States Department of Justice (the “DOJ”) adopted regulations purporting to implement the Child Protection and Obscenity Act of 1988, as amended (the “CPO Act”), by requiring primary and secondary producers, as defined in the regulations, of certain adult materials to obtain, maintain and make available for inspection specified records, such as a performer’s name, address and certain forms of photo identification as proof of a performer’s age. Failure to properly obtain, maintain or make these records available for inspection upon request of the DOJ could lead to an imposition of penalties, fines or imprisonment. We could be deemed a secondary producer under the CPO Act because we allow our members to display photographic images on our websites as part of member profiles. In addition, we may be deemed a primary producer under the CPO Act because a portion of one of the businesses we acquired in the LPI acquisition is involved in production of adult content. Enforcement of these regulations as to secondary producers was stayed pending resolution of a legal challenge on the grounds that the regulations exceed the DOJ’s statutory authority to regulate secondary producers, among other grounds. In July 2006, the Adam Walsh Child Protection and Safety Act of 2006 (the “Walsh Act”) became law, amending the CPO Act by expanding the definition of the adult materials covered by the CPO Act and by requiring secondary producers to maintain and make available specified records under the CPO Act. Additionally, in July 2006, the FBI began conducting CPO Act record inspections, including inspections of businesses that allegedly were secondary producers under the CPO Act. In March 2007, the court hearing the legal challenge to the CPO Act issued partial summary judgment in favor of the DOJ and requested further briefing on how the Walsh Act affected the stay on enforcement of the CPO Act against secondary producers. In April 2007, the court lifted the stay on enforcement against secondary producers. Additionally, in June 2007, the DOJ issued new proposed regulations to implement the Walsh Act and amended CPO Act. It is anticipated that these new proposed regulations will be challenged in court on various constitutional grounds and that another stay against enforcement of these regulations will be sought. If the FBI continues to inspect businesses that are allegedly secondary producers and there are no legal challenges to the CPO Act, the Walsh Act or the new regulations purporting to implement these acts, or if these challenges are unsuccessful, we may be subject to significant and burdensome recordkeeping compliance requirements and we will have to evaluate and implement additional registration and recordkeeping processes and procedures, each of which would result in additional expenses to us. If our members and subscribers feel these additional restrictions or registration and recordkeeping processes and procedures are too burdensome, this is likely to result in an adverse impact on our subscriber growth and churn which, in turn, will have an adverse effect on our financial condition and results of operations. Alternatively, if we determine that the recordkeeping and compliance requirements would be too burdensome, we may be forced to limit the type of content that we allow our members to post to their profiles, which will result in a loss of features that we believe our members and subscribers find attractive, and in turn could result in a decline in our subscribers growth.
     The restrictions imposed by, and costs of complying with, current and possible future laws and regulations related to our business could limit our growth and reduce our membership base, revenue and profit margins.
The risks of transmitting confidential information online, including credit card information, may discourage customers from subscribing to our services or purchasing goods from us.
     In order for the online marketplace to be successful, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Third parties may have the technology or know-how to breach the security of our customer transaction data. Any breach could cause consumers to lose confidence in the security of our websites and choose not to subscribe to our services or purchase goods from us. We cannot guarantee that our security measures will effectively prohibit others from obtaining improper access to our information or that of our users. If a person is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and may significantly disrupt our operations and harm our reputation, operating results or financial condition.
If we are unable to provide satisfactory customer service, we could lose subscribers.
     Our ability to provide satisfactory customer service depends, to a large degree, on the efficient and uninterrupted operation of our customer service centers. Any significant disruption or slowdown in our ability to process customer calls resulting from telephone or Internet failures, power or service outages, natural disasters or other events could make it difficult or impossible to provide adequate customer service and support. Further, we may be unable to attract and retain adequate numbers of competent customer service representatives, which is essential in creating a favorable interactive customer experience. If we are unable to continually provide adequate staffing for our customer service operations, our reputation could be harmed and we may lose existing and potential subscribers. In addition, we cannot assure you that email and telephone call volumes will not exceed our present system capacities. If this occurs, we could experience delays in responding to customer inquiries and addressing customer concerns.

We may be the target of negative publicity campaigns or other actions by advocacy groups that could disrupt our operations because we serve the LGBT community.
     Advocacy groups may target our business through negative publicity campaigns, lawsuits and boycotts seeking to limit access to our services or otherwise disrupt our operations because we serve the LGBT community. These actions could impair our ability to attract and retain customers, especially in our advertising business, resulting in decreased revenue, and cause additional financial harm by requiring that we incur significant expenditures to defend our business and by diverting management’s attention. Further, some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to invest in our securities or provide financing to us because we serve the LGBT community, which, in turn, may hurt the value of our stock.
Adult content in our media properties may be the target of negative publicity campaigns or subject us to restrictive or costly regulatory compliance.
     A portion of the content of our media properties is adult in nature. Our adult content increased significantly as a result of our November 2005 acquisition of assets from LPI, which included several adult-themed media properties. Advocacy groups may target our business through negative publicity campaigns, lawsuits and boycotts seeking to limit access to our services or otherwise disrupt our operations because we are a provider of adult content. These actions could impair our ability to attract and retain customers, especially in our advertising business, resulting in decreased revenue, and cause additional financial harm by requiring that we incur significant expenditures to defend our business and by diverting management’s attention. Further, some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to invest in our securities or provide financing to us because of our adult content, which, in turn, may hurt the value of our stock. Additionally, future laws or regulations, or new interpretations of existing laws and regulations, may restrict our ability to provide adult content, or make it more difficult or costly to do so, such as the Walsh Act, which became law in July 2006, and the regulations adopted by the DOJ in June 2005 purporting to implement the CPO Act.
If one or more states or countries successfully assert that we should collect sales or other taxes on the use of the Internet or the online sales of goods and services, our expenses will increase, resulting in lower margins.
     In the United States, federal and state tax authorities are currently exploring the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes, which could increase our expenses and decrease our profit margins.
     In 2003, the European Union implemented new rules regarding the collection and payment of value added tax, or VAT. These rules require VAT to be charged on products and services delivered over electronic networks, including software and computer services, as well as information and cultural, artistic, sporting, scientific, educational, entertainment and similar services. These services are now being taxed in the country where the purchaser resides rather than where the supplier is located. Historically, suppliers of digital products and services that existed outside the European Union were not required to collect or remit VAT on digital orders made to purchasers in the European Union. With the implementation of these rules, we are required to collect and remit VAT on digital orders received from purchasers in the European Union, effectively reducing our revenue by the VAT amount because we currently do not pass this cost on to our customers.

     We also do not currently collect sales, use or other similar taxes for sales of our subscription services, for travel and event packages or for physical shipments of goods into states other than California and New York. In the future, one or more local, state or foreign jurisdictions may seek to impose sales, use or other tax collection obligations on us. If these obligations are successfully imposed upon us by a state or other jurisdiction, we may suffer decreased sales into that state or jurisdiction as the effective cost of purchasing goods or services from us will increase for those residing in these states or jurisdictions.
We are exposed to pricing and production capacity risks associated with our magazine publishing business, which could result in lower revenues and profit margins.
     We publish and distribute magazines, such as The Advocate, Out, The Out Traveler and HIVPlus, among others. The commodity prices for paper products have been increasing over recent years, and producers of paper products are often faced with production capacity limitations, which could result in delays or interruptions in our supply of paper. In addition, mailing costs have also been increasing, primarily due to higher postage rates. If pricing of paper products and mailing costs continue to increase, if we encounter shortages in our paper supplies, or if our third party vendors fail to meet their obligations for any reason, our revenues and profit margins could be adversely affected.
In the event of an earthquake, other natural or man-made disaster, or power loss, our operations could be interrupted or adversely affected, resulting in lower revenue.
     Our executive offices and our data center are located in the San Francisco Bay area and we have significant operations in Los Angeles. Our business and operations could be disrupted in the event of electrical blackouts, fires, floods, earthquakes, power losses, telecommunications failures, acts of terrorism, break-ins or similar events. Because our California operations are located in earthquake-sensitive areas, we are particularly susceptible to the risk of damage to, or total destruction of, our systems and infrastructure. We are not insured against any losses or expenses that arise from a disruption to our business due to earthquakes. Further, the State of California has experienced deficiencies in its power supply over the last few years, resulting in occasional rolling blackouts. If rolling blackouts or other disruptions in power occur, our business and operations could be disrupted, and we will lose revenue. Revenue from our recently acquired RSVP travel business depends in significant part on ocean-going cruises, and could be adversely affected by piracy or hurricanes, tsunamis and other meteorological events affecting areas to be visited by future cruises. Our travel business could also be materially adversely affected by concerns about communicable infectious diseases, including future varieties of influenza.
Recent regulations related to equity compensation could adversely affect our ability to attract and retain key personnel.
     We have used stock options and other long-term incentives as a fundamental component of our employee compensation packages. We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with our company. Several regulatory agencies and entities have adopted regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. For example, the Financial Accounting Standards Board has adopted changes to the U.S. generally accepted accounting principles that require us to record a charge to earnings for employee stock option grants. In addition, regulations implemented by the Nasdaq Stock Market generally requiring stockholder approval for all stock option plans could make it more difficult for us to grant options to employees in the future. To the extent that new regulations make it more difficult or expensive to grant stock options to employees, we may incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business.

In the event we are unable to satisfy regulatory requirements relating to internal control over financial reporting, or if these internal controls are not effective, our business and our stock price could suffer.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive and costly evaluation of their internal controls. As a result, our management is required on an ongoing basis to perform an evaluation of our internal control over financial reporting and have our independent registered public accounting firm attest to such evaluations. Our efforts to comply with Section 404 and related regulations regarding our management’s required assessment of internal control over financial reporting has required, and will continue to require, the commitment of significant financial and managerial resources. If we fail to timely complete these evaluations, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls, which could have an adverse effect on our business and our stock price.
Our stock price may be volatile and you may lose all or a part of your investment.
     Since our initial public offering in October 2004, our stock price has been and may continue to be subject to wide fluctuations. From October 14, 2004 through June 30, 2007, the closing sale prices of our common stock on the Nasdaq Stock Market ranged from $0.98 to $13.60 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in our operating results, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors or analysts deem comparable to us and sales of stock by our existing stockholders.
     In addition, the stock markets have experienced significant price and trading volume fluctuations, and the market prices of Internet-related and e-commerce companies in particular have been extremely volatile and have recently experienced sharp share price and trading volume changes. These broad market fluctuations may impact the trading price of our common stock. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. This type of litigation could result in substantial costs to us and a likely diversion of our management’s attention.
The sales of common stock by our stockholders could depress the price of our shares.
     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our shares could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. For example, the terms of our July 2007 private placement require us to file this registration statement registering for resale all of the common stock we issued in the private placement. Sales by these stockholders could have an adverse impact on the trading price of our common stock.
Our Stockholder Rights Plan, along with provisions in our charter documents and under Delaware law, could discourage a takeover that stockholders may consider favorable.
     Our charter documents may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable because they:
•	authorize our board of directors, without stockholder approval, to issue up to 5,000,000 shares of undesignated preferred stock;

•	provide for a classified board of directors;

•	prohibit our stockholders from acting by written consent;

•	establish advance notice requirements for proposing matters to be approved by stockholders at stockholder meetings; and

•	prohibit stockholders from calling a special meeting of stockholders.
     As a Delaware corporation, we are also subject to Delaware law anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Additionally, our Stockholder Rights Plan adopted in January 2007 will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Our board of directors could rely on Delaware law or the Stockholder Rights Plan to prevent or delay an acquisition of us.
FORWARD-LOOKING STATEMENTS
     In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements involve known and unknown risks and uncertainties that could cause our results and our industry’s results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or similar terminology. You should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors” included elsewhere in this prospectus, as well as the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements, related notes, and the other financial information appearing in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2007. We assume no obligation to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors, except as required by applicable securities laws.
USE OF PROCEEDS
     This prospectus covers the sale, transfer or other disposition of common stock by the selling stockholders named herein and their transferees. We will not receive any proceeds from any such disposition.

SELLING STOCKHOLDERS
     This prospectus covers up to 22,782,609 shares of our common stock held by the selling stockholders listed below. The term “selling stockholders” includes the stockholders listed below and their transferees, pledges, donees or other successors. The registration statement of which this prospectus is a part has been filed pursuant to registration rights granted to the selling stockholders as part of a private placement financing, which was completed on July 9, 2007.
     The table below contains information concerning the selling stockholders’ beneficial ownership of our common stock as of July 16, 2007. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The table below has been prepared based solely on information provided to us by the selling stockholders.
     Except as indicated in the table below, to our knowledge, none of the selling stockholders is a registered broker-dealer. Except for Allen & Company LLC, which served as a placement agent in connection with the private placement transaction in which the selling stockholders purchased their shares, neither the selling stockholders nor any of their affiliates have held any position or office or had any other material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our securities.
     Under the terms of a registration rights agreement between us and the selling stockholders, we will pay all expenses of the registration of our common stock covered by this prospectus, including SEC filings fees, except that the selling stockholders will pay all underwriting discounts and selling commissions, if any. Our expenses for the registration of our common stock covered by this prospectus are estimated to be $70,000.
     Because the selling stockholders, may sell, transfer or otherwise dispose of all, some or none of the shares of common stock covered by this prospectus, we cannot determine the number of shares of common stock that will be sold, transferred or otherwise disposed of by the selling stockholders. For the purposes of the table below, we assume that the selling stockholders will sell all of the shares of common stock covered by this prospectus.
     To our knowledge, except as described below and subject to applicable community property laws, the selling stockholders have sole voting and investment power over the shares of common stock listed in the table.

	Number of	Number of	Number of
	Shares of	Shares of	Shares of
	Common	Common	Common	Percentage of
	Stock Owned	Stock Being	Stock Held	Common Stock
	Before	Sold in	After the	Owned After
Name and Address of Selling Stockholder	the Offering	the Offering	Offering(1)	the Offering(1)
David G. Herro Trust dated 6/27/96(2) 65 East Goethe 3N Chicago, IL 60610	0	869,565	0	—
PAR Investment Partners, L.P.(3) One International Place Suite 2401 Boston, MA 02110	0	2,391,305	0	—
T. Rowe Price Media & Telecommunications Fund, Inc.(4)** c/o T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,714,500	3,627,500	1,087,000	2.7%
TD Mutual Fund — TD Entertainment & Communications Fund(4)** c/o T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	381,843	285,543	96,300	*
Special Situations Fund III QP, L.P.(5) 527 Madison Avenue Suite 2600 New York, NY 10022	0	4,347,826	0	—
Special Situations Cayman Fund, L.P.(5) 527 Madison Avenue Suite 2600 New York, NY 10022	0	869,565	0	—
Allen & Company LLC(6)(7)** 711 Fifth Avenue New York, NY 10022	1,415,926	474,955	940,971	2.3%
Allen SBH II, LLC(7)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	520,460	237,476	282,984	*
HAGC Partners, L.P.(7)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	257,953	117,699	140,254	*
Peretsman, Nancy(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	168,018	83,120	84,898	*
Ian Smith(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	52,047	23,748	28,299	—
Kaveh Khosrowshahi(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	52,047	23,748	28,299	—
Harry Wagner(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	40,725	23,748	16,977	—

	Number of	Number of	Number of
	Shares of	Shares of	Shares of
	Common	Common	Common	Percentage of
	Stock Owned	Stock Being	Stock Held	Common Stock
	Before	Sold in	After the	Owned After
Name and Address of Selling Stockholder	the Offering	the Offering	Offering(1)	the Offering(1)
Paul Gould(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	52,047	23,748	28,299	*
Jeff Stanley(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	0	36,336	0	—
Richard Fields(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	0	10,490	0	—
Stephen Greenberg(8)** c/o Allen & Company LLC 711 Fifth Avenue New York, NY 10022	0	31,889	0	—
Cascade Investment, L.L.C.(9) 2365 Carillon Point Kirkland, WA 98033	0	5,217,391	0	—
SF Capital Partners Ltd.(10)** c/o Stark Offshore Management LLC 3600 South Lake Drive St. Francis, WI 53235	5,554,854	4,086,957	1,467,897	3.6%

*	Less than 1%

**	Registered broker-dealer or affiliate of a registered broker-dealer.

(1)	Percentage ownership after this offering is based on an aggregate of 40,923,057 shares of common stock outstanding as of July 16, 2007.

(2)	David G. Herro is the sole trustee and exercises voting and investment control over shares held by the Trust.

(3)	The shares are held directly by PAR Investment Partners, L.P. (“PAR”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P. which is the general partner of PAR, has investment discretion and voting control over shares held by PAR. No stockholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by PAR. The shares held by PAR are part of a portfolio managed by Timothy Caffrey. As an employee of PCM, Mr. Caffrey has the authority to trade shares held by PAR.

(4)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by these funds, as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Exchange Act, TRPA may be deemed to be the beneficial owner of all of the shares listed, however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc., a subsidiary of

TRPA, is a registered broker-dealer. The T. Rowe Price Proxy Committee, composed of portfolio managers, investment operations managers and internal legal counsel, develops voting guidelines for the portfolio managers who have the ultimate voting responsibility for each fund. Henry M. Ellenbogen is the portfolio manager for the T. Rowe Price Media and Telecommunications Fund, Inc. and the TD Entertainment and Communications Fund.

(5)	MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment advisor to the Special Situations Cayman Fund, L.P. and the investment advisor to the Special Situations Fund III, QP, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of the funds listed above.

(6)	Includes 375,000 shares of common stock exercisable within 60 days of July 16, 2007 pursuant to a warrant to purchase up to 750,000 shares of common stock. Allen & Company LLC is a registered broker-dealer.

(7)	Herbert A. Allen III, as President of Allen & Company LLC, as President of Allen SBH II, LLC and as President of the general partner of HAGC Partners, L.P. exercises voting and investment power and may be deemed to be a member of a group with such entities and to beneficially own the shares held directly by each of such entities. Mr. Allen and such entities disclaim that Mr. Allen and such entities constitute a group for purposes of Rule 13d-5 of the Exchange Act. Further, Mr. Allen disclaims beneficial ownership of the shares of PlanetOut common stock held by these entities except to the extent of his pecuniary interest.

(8)	The selling stockholder is an employee or an affiliate of Allen & Company LLC, exercises voting and investment control over his or her shares and disclaims constituting a group with Allen & Company LLC or any of its affiliated entities for purposes of Rule 13d-5 of the Exchange Act.

(9)	All common stock beneficially owned by Cascade Investment, L.L.C. (“Cascade”) may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade. Michael Larson, the Business Manager of Cascade, has voting and investment power with respect to the common stock held by Cascade. Mr. Larson disclaims any beneficial ownership of the common stock beneficially owned by Cascade and Mr. Gates.

(10)	The shares are held directly by SF Capital Partners Ltd. Messrs. Michael A. Roth and Brian J. Stark are the Managing Members of Stark Offshore Management, LLC, which acts as an investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore Management, LLC, Messrs. Roth and Stark possess voting and dispositive power over the shares but disclaim beneficial ownership thereof. SF Capital Partners Ltd. is an affiliate of Reliant Trading, a registered broker-dealer.

PLAN OF DISTRIBUTION
     The selling stockholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
     The selling stockholders may use any one or more of the following methods when disposing of shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.
     The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act, such as Allen & Company LLC, will be subject to the prospectus delivery requirements of the Securities Act.
     Certain selling stockholders are affiliates of broker-dealers. Each of these selling stockholders has informed us that: (1) the selling stockholder purchased the shares in the ordinary course of business and (2) at the time that the shares were purchased, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.
LEGAL MATTERS
     The validity of the common stock being offered by this prospectus will be passed upon by Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, San Francisco, California.
EXPERTS
     Our consolidated financial statements and financial statement schedule for the years ended December 31, 2006 and 2005 incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 6, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance upon the report of Stonefield Josephson, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated statements of operations, of redeemable convertible preferred stock and stockholders’ equity and of cash flows for the year ended December 31, 2004 incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 6, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The financial statements of LPI Media Inc. and its subsidiaries and affiliate companies as of and the three years ended December 31, 2004, 2003 and 2002 and incorporated in this prospectus by reference to PlanetOut Inc.'s Current Report on Form 8-K/A filed January 20, 2006, have been incorporated in reliance on the report of RBZ, LLP, independent accountant, given on the authority of such firm as experts in auditing and accounting.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus information contained in other documents that we file with it, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including filings made after the date of filing of the initial registration statement and prior to effectiveness of the registration statement, until the selling stockholders have sold all of the common stock to which this prospectus relates or the offering is otherwise terminated. In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.
•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2007; February 20, 2007; February 26, 2007; April 3, 2007; April 24, 2007; May 18, 2007; July 2, 2007; July 3, 2007; July 17, 2007; and August 6, 2007; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 13, 2004.

     Each of these filings is available in electronic format, through the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us. Any requests should be directed to:
Corporate Secretary
PlanetOut Inc.
1355 Sansome Street
San Francisco, California 94111
(415) 834-6500
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. We are subject to the information and periodic reporting requirements of the Exchange Act and, as required by the Exchange Act, we file annual quarterly and current reports, proxy statements and other information with the SEC.
     You may read and copy the registration statement, including the related exhibits, the documents incorporated by reference into this prospectus and any document we file with the SEC, without charge, at the SEC’s public reference room 100 F Street, N.E., Washington, D.C. 20549. Our SEC file number is 000-50879. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the registration statement and the documents incorporated by reference into this prospectus are publicly available, free of charge, through the website maintained by the SEC at www.sec.gov. The SEC website also contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including us) file electronically with the SEC.
     In addition, we maintain a website that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our web site is www.planetoutinc.com. Our website, and the information contained on that site, or connected to that site, are not intended to be part of this prospectus.
     We encourage you to review any documents and reports we will file after the date of this prospectus as required by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

PLANETOUT INC.
22,782,609 Shares
Common Stock

PROSPECTUS

August 17, 2007.